Exhibit 10.2

CONFIDENTIAL PATENT LICENSE, SETTLEMENT AND RELEASE AGREEMENT

THIS CONFIDENTIAL PATENT LICENSE, SETTLEMENT AND RELEASE AGREEMENT ("Agreement") is made and effective as of June 3, 2016 (the "Effective Date''), is entered into by and between FINJAN, INC., a corporation organized and existing under the laws of Delaware, signing on its own behalf and on behalf of its Affiliates on the one hand, and PROOFPOINT, INC. and ARMORIZE TECHNOLOGIES, INC. and their respective Affiliates on the other hand. In consideration of the licenses, terms, conditions and recitals set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties (as defined below) agree as follows:

A. On or around December 16, 2013, Finjan, Inc. sued Proofpoint, Inc. and Armorize Technologies, Inc. in the United States District Court for the Northern District of California, asserting infringement of U.S. Patent No. 7,058,822, U.S. Patent No. 7,647,633, U.S. Patent No.
6,1544,844, U.S. Patent No. 7,975,305, U.S. Patent No. 8,225,408, U.S. Patent No. 8,079,086, U.S. Patent No. 8,141,154, and U.S. Patent No. 7,613,918 in a case styled Finjan, Inc. v.
Proofpoint, Inc. and Armorize Technologies, Inc., Case No. 3:13-CV-05808-HSG.

B. In the Action, the Parties have asserted various claims and defenses regarding the enforceability, validity and infringement of the asserted Finjan Patents.

C. Proofpoint has filed four petitions for or to join inter partes review ("IPR Requests") before the Patent Trial and Appeal Board ("PTAB") of the United States Patent and Trademark Office ("USPTO") in connection with Finjan's Patents, bearing IPR Nos. IPR2016-
00937, IPR2016-00966, IPR2016-00967 and IPR2016-00970.

D. Proofpoint has filed four ex parte reexamination requests with the USPTO in connection with Finjan's Patents, bearing Reexamination Nos. 90/013,652, 09/013,653,
09/013,654, and 90/013,660.

To avoid the time and expense of litigation, and without any admission of liability or fault, Finjan and Proofpoint wish to resolve and settle all current and potential future claims between them, known and unknown, and enter into this Agreement, on the terms and conditions set forth below.

TERMS AND CONDITIONS

1.     DEFINITIONS

1.1     "Action" shall mean the lawsuit Finjan, Inc. v. Proofpoint, Inc. and Armorize
Technologies, Inc., Case No. 3:13-CV-05808-HSG (N.D. Cal.).

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1.2 "Affiliate" means, in relation to a specified Person, (i) any Person that, now or hereafter, directly or indirectly through one or more entities, Controls or is Controlled by, or is under common Control with, such specified Person, including without limitation any past, present, or future subsidiary, parent, or sister company of the specified Person, or (ii) any other Person, now or hereafter, that is deemed to be an affiliate of such specified Person under interpretations of the Exchange Act.

1.3 "Assert" means, with respect to any Patent Right, the (i) filing of a Claim of direct or indirect infringement (including inducement of infringement or contributory infringement) under such Patent Right against a subject Person or (ii) the filing of a Claim for declaratory judgment that any Patent Right is invalid, unenforceable, not infringed or has been misused, in any court or before any tribunal with authority to adjudicate patent disputes, or (iii) any threat related to the filing of a Claim, including any demand letter or offer to license or engage in a licensing discussion. The term "Assertion" shall have a correlative meaning.

1.4 "Claim" means any judicial, administrative or other proceeding, or hearing of any kind in any jurisdiction or before any government agency, as well as any and all actions, causes of action, costs, damages, debts, demands, expenses, liabilities, losses, obligations, proceedings, and suits of every kind and nature, liquidated or unliquidated, fixed or contingent, in Jaw, equity, or otherwise, and whether presently known or unknown.

1.5 "Control" means the possession, directly or indirectly, solely or jointly, of the power to direct or cause the direction of management, actions or policies of an entity, whether through the ownership of voting shares of the entity, by contract, or otherwise. "Change of Control" shall mean any change in the foregoing such that Control of the entity is no longer with the same entity or entities as on the Effective Date.

1.6 "End User" means a Person that uses Licensed Products for such Person's own internal purpose and not for distribution to others.

1.7     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

1.8     "Excluded Entity" means any Person,_ other than a Party, that is identified in Exhibit B to this Agreement or that is in active litigation with Finjan regarding Finjan's Patents for so long as such Person is in such litigation, including the entities in active litigation with Finjan regarding Finjan's Patents as of the Effective Date (i.e., Palo Alto Networks, Inc., Symantec Corp., Sophos, Inc., Blue Coat Systems, Inc., and FireEye, Inc.), as well as any Person other than a Party that enters into active litigation with Finjan regarding Finjan's Patents after the Effective Date, provided that (a) Finjan has contacted such Person regarding Finjan's Patents at least 60 days prior to commencing litigation, and (b) Finjan commences such litigation before (i) there is a definitive merger/acquisition term sheet executed or (ii) a public announcement or disclosure that such entity will (I) be acquired by Proofpoint or (II) acquires Proofpoint, provided that such entity is still in litigation with Finjan at the point in time as it would otherwise be covered by the license grant in Section 3.1.

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1.9 "Finjan" means Finjan, Inc. and its Affiliates, predecessors, successors and assigns, and any Affiliates thereof.

1.10 "Finjan's Patents" means all Patent Rights that are owned or controlled by Finjan or to which Finjan has the right to grant licenses, at any time on or after the Effective Date. Finjan's Patents include but are not limited to the patents and applications specifically listed in Exhibit A, and any divisionals, continuations, continuations-in-part, renewals, extensions, reissues, or reexaminations thereof, and foreign counterparts thereof. For purposes of this definition, a Patent Right is deemed to be owned or controlled by Finjan if Finjan is the applicant or assignee of the Patent Right, or otherwise has the right to assert a claim of infringement or grant a license under such Patent Right.

1.11     "License and Subsequent Release Fee" shall have the meaning set forth in Section 2.1.

1.12     "Licensed Products" means any past, present and future products and services that are made, used, sold, offered for sale, imported, or distributed by or on behalf of Proofpoint that, in the absence of the license granted pursuant to Section 3.1, would infringe, either directly or indirectly, in whole or in part, any of Finjan's Patents.

1.13     "Proofpoint Partners" means any customer, buyer, seller, user, end user, agent, consultant, contractor, vendor, reseller, value-added reseller, OEM, manufacturer, distributor, or developer of one or more Licensed Products, whether direct or indirect, and any other Person other than a Party that makes, uses, sells, offers to sell, imports, distributes, or otherwise disposes of a Licensed Product, and shall include the direct and indirect customers, buyers, sellers, users, end users, agents, consultants, contractors, vendors, resellers, value-added resellers, OEMs, manufacturers, distributors, developers and Affiliates of any of the foregoing.

1.14 "Proofpoint" means Proofpoint, Inc. and its Affiliates, predecessors, successors and assigns, and any Affiliates thereof.

1.15 "Patent Rights" means all classes or types of patents (including without limitation applications, originals, divisionals, continuations, continuations-in-part, renewals, extensions, reissues or reexaminations), and applications for these classes or types of patents, throughout the world.

1.16 ''Party" means Finjan, Inc., Proofpoint, Inc., or Armorize Technologies, Inc., as applicable.

1.17 "Parties" means Finjan, Inc., Proofpoint, Inc., and Armorize Technologies, Inc., collectively.

1.18 "Person" means any natural person, and any corporation, partnership, limited liability company, joint venture, trust or other legal entity or organization recognized in any jurisdiction in the world.

1.19 "Related Excluded Entity" means with respect to an Excluded Entity, (a) any Person that directly or indirectly through one or more entities Controls, is Controlled by or is under common Control with an Excluded Entity, or (b) any other Person that is an Affiliate of an Excluded Entity.

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2.	SETTLEMENT PAYMENT, DISMISSAL OF THE ACTION AND TERMINATION AND WITHDRAWAL FROM PATENT OFFICE PROCEEDINGS

2.1     License Fee. Proofpoint shall pay to Finjan the sum of USD $10,900,000 in cash
("License and Subsequent Release Fee"), which will be paid in three installments: (a)
$4,300,000 shall be paid within three (3) business days of the mutual execution of this
Agreement, (b) $3,300,000 shall be paid on or before January 4, 2017, and (c) $3,300,000 shall be paid on or before January 3, 2018.

Such License and Subsequent Release Fee installment payments shall be made via wire transfer in immediately available funds to the following account for the benefit of Finjan, Inc.:

Bank: Silicon Valley Bank
Bank Address: 3003 Tasman Drive, Santa Clara, CA 94303
Account Name: Finjan, Inc. Routing & Transit No.:
Account Number:

Finjan hereby designates the following contact as someone that Proofpoint or its Affiliates may contact to verify the above information in relation to completing the wiring of the consideration to Finjan, Inc.:

In no event shall any delay in payment caused by circumstances outside of the Parties' control, or failure by Finjan to timely provide updated payment instructions as may become necessary, affect the Parties' rights and obligations under the Agreement.

2.2 Taxes. Each Party is responsible for reporting and paying its own income taxes, corporate taxes and applicable franchise taxes imposed on such Party as a result of the payment or transactions contemplated by this Agreement. The payment specified in Section 2.1 shall be the total amount paid by Proofpoint to Finjan, without any additional amounts due or paid as a result of any present and future taxes (including any income taxes, sales taxes, use taxes, stamp taxes, value added taxes, property taxes and all other taxes, duties or imposts) that may be imposed by any taxing authority on Finjan in relation to this Agreement. Payment of any and all such taxes shall be the sole responsibility of Finjan, Inc.

2.3 No Admissions. This Agreement is the result of a compromise and resolution to avoid the expense and risk of resolving any dispute through any litigation. Nothing in this Agreement shall be deemed as an admission to any party of any fact, wrongdoing, liability, infringement or non-infringement, of the validity or invalidity, or enforceability or non enforceability of any of Finjan's Patents or any position taken or proposed to be taken in any proceeding. The Parties agree on their behalf and on behalf of their Affiliates that the settlement of the Action is intended solely as a compromise of disputed Claims and each Party expressly denies any liability or wrongdoing on its behalf and on behalf of its Affiliates. A Party's participation in this Agreement, its agreement to any term of this Agreement, and any action taken by Finjan or Proofpoint pursuant to this Agreement:

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(a) does not constitute and shall not be construed as an admission of liability or as a concession that any Claim or defense asserted by Finjan, Inc., Proofpoint, Inc., or Armorize Technologies, Inc. is valid; and

(b) shall not be offered or admitted in evidence in any legal proceeding between Finjan and Proofpoint other than a proceeding to enforce rights and obligations arising out of this Agreement or as permitted pursuant to Section 9.

2.4 Termination and Withdrawal from Patent Office Proceedings. Within 15 (fifteen) business days from the Effective Date, the Parties shall take all necessary steps to file with the USPTO requests to withdraw or terminate any pending inter partes review proceedings relating to Finjan's Patents in which Proofpoint is the petitioner or joined petitioner. In so doing, the Parties shall ensure that any copies of this Agreement that are submitted to the USPTO are done so as confidential business information in accordance with 37 C.F.R. § 42.74(c). For the avoidance of doubt, the Parties' rights and obligations under this Agreement shall not be affected by any decision of the USPTO with respect to any such inter partes review proceedings or Proofpoint's request(s) to withdraw and/or terminate.

2.5 Dismissal of the Action. Within three (3) business days from the Effective Date, the Parties shall file, in the Action, the dismissal papers in Exhibit C dismissing the Action with prejudice. Within five (5) business days from the dismissal of the Action, Finjan's counsel in the Action shall (i) return to Proofpoint's counsel in the Action via courier all of Proofpoint, Inc.'s and Armorize Technologies, Inc.'s highly confidential source code materials produced throughout the Action, including all original printouts of Proofpoint, Inc. and Armorize Technologies, Inc. source code and any copies thereof, along with a log of any and all such copies generated, and (ii) destroy all derivative documents and materials containing any such highly confidential source code materials, and serve on Proofpoint's counsel in the Action a certificate of destruction thereof. The Parties' counsel in the Action shall otherwise return or destroy all other confidential and highly confidential materials produced in the Action in accordance with the provisions of the Protective Order entered in the Action. Each Party will bear its own costs and attorneys' fees related to the Action.

2.6     Validity, Enforceability and Infringement. Subject to Section 2.4, Proofpoint covenants, represents, and warrants that it shall not assist in any manner, contest, or participate in a contest of the validity and/or enforceability of any of Finjan's Patents in any forum, domestic or foreign, including the Federal Trade Commission, the USPTO and/or the International Trade Commission and their foreign equivalents; provided, however, that this Section 2.6 shall not apply: (i) to actions taken by Proofpoint in response to a subpoena, court order, government directive, or an equivalent of the foregoing, provided Proofpoint notifies Finjan of such subpoena court order, government directive, or an equivalent of the foregoing to the extent permitted by law, and allows Finjan the opportunity to oppose the subpoena if it so desires; (ii) in the event of any effort to enforce any of Finjan's Patents in contravention of the licenses, covenants, or releases granted hereunder, including any such effort to enforce against Proofpoint or Proofpoint Partners with respect to the manufacture, use, sale, offer for sale, import, distribution, or other disposition of Licensed Product or Combined Licensed Product; and (iii) in the event of any effort to enforce any of Finjan's Patents against an entity acquiring Proofpoint or an entity that is acquired by either Proofpoint or a Proofpoint Affiliate, or that otherwise becomes an Affiliate after the Effective Date. For clarity, if

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Proofpoint takes action under either sub-section (ii) or (iii), above, Finjan shall retain the right to defend the validity and/or enforceability of Finjan's Patents.

3. LICENSES

3.1 License Grant. Finjan hereby grants to Proofpoint (including its respective executives, directors, employees, contractors, agents and representatives acting with the scope of their service to Proofpoint) a worldwide, non-royalty bearing, fully paid-up (as of the final payment in Section 2.1), nonexclusive, perpetual, irrevocable license under Finjan's Patents (effective for each patent from its issuance to its expiration) to make, have made, use, sell (directly and/or indirectly), offer to sell, import, distribute, and otherwise dispose of any and all Licensed Products alone or in combination with other Proofpoint products, methods, processes, software, systems and/or services or the products, methods, processes, software, systems and/or services of others (collectively, "Combined Licensed Products"), and to practice any and all methods claimed under Finjan's Patents.

For clarity:

(a) the licenses granted under this Section 3.1 shall include the right of Proofpoint Partners (including their respective executives, directors, employees, contractors, agents and representatives acting within the scope of their service to a Proofpoint Partner) to: make, use, sell, offer to sell, import, distribute, and otherwise dispose of any and all Licensed Products and Combined Licensed Products worldwide, regardless of the jurisdiction in which such Licensed Products and Combined Licensed Products were first sold or manufactured; and to practice any and all methods claimed under Finjan's Patents in connection with the manufacture, use, sale, offer for sale, importation, distribution, or other disposition of a Licensed Product or Combined Licensed Product worldwide; provided, however, that any such Combined Licensed Product would not infringe any claim of Finjan's Patents but for the inclusion of a Licensed Product.

(b) no right is granted to transfer, or to sub-license, or to grant any rights under this Agreement to any third party, except as specifically set forth herein;

(c) the license granted under this Section 3.1 includes and applies without limitation to Licensed Products that consist of licensed software, including where such software is distributed to end users by providing a single master copy of such software to a distributor or other agent and authorizing such agent to reproduce such software in substantially identical form and distribute it as a product of Proofpoint; and

(d) the license granted under this Section 3.1 shall not extend to the products, methods, processes, software, systems and/or services of a third party or Proofpoint Partner that are not part of a Combined Licensed Product or sold with a Licensed Product, and that would infringe Finjan's Patents without the combination, inclusion, or use of one or more Licensed Products or Combined Licensed Products.

3.2 Acquisition of Proofpoint. Subject to Section 3.3, in the event that Proofpoint, Inc. merges with or is acquired by another entity (an "Acquiring Entity"), the license grant under Section

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3.1 for Finjan's Patents shall extend to products, methods, processes, software, systems, and/or services of the Acquiring Entity combined, included, or used with one or more Licensed Products, but shall not extend to the products, methods, processes, software, systems, and/or services of the Acquiring Entity that would infringe Finjan's Patents without the combination, inclusion or use of the one or more Licensed Products.

(a) Following any such merger or acquisition of Proofpoint, Inc., the license grant under Section 3.1and the covenant not to sue under Section 4 shall continue to apply to Licensed Products that are made, sold, licensed, or offered at the time of the acquisition or merger, including updates, upgrades, changes, and improvements (including new models of existing Licensed Products) thereto, as well as any new product lines arising out of the Licensed Products' product lines existing as of the date of the acquisition or merger ("Existing Licensed Products"), but will not extend to (a) any new products or services offered by the Acquiring Entity that are not Existing Licensed Products, or (b) the Acquiring Entity's products or services, that in the absence of a license directly from Finjan, would infringe, either directly or indirectly, in whole or in part, any of Finjan's Patents ((a) and (b) collectively referred to as "New Products"). If, however, after the acquisition or merger, there is a desire to extend Proofpoint's license to include New Products, upon request Finjan will negotiate such extension in good faith. For avoidance of doubt, until the parties reach agreement, New Products are not Licensed Products.

3.3 New Affiliate License. If (a) an entity is acquired by Proofpoint or a Proofpoint Affiliate or otherwise becomes an Affiliate after the Effective Date (a "New Affiliate"), and (b) this New Affiliate is not an Excluded Entity, then the license granted under Section 3.1 shall extend to the New Affiliate after said acquisition. In the event that a New Affiliate is an Excluded Entity, then Proofpoint may, at its sole option, extend the licenses, covenants, and releases granted herein to such Excluded Entity and its products, methods, processes, software, systems and/or services that would infringe Finjan's Patents without the combination, inclusion or use of one or more Licensed Products upon payment to Finjan of an "Extension Fee" that is
[***]

3.4 Third Party Beneficiaries. The Parties agree and acknowledge that all Proofpoint Partners and Proofpoint Affiliates (including their respective executives, directors, employees, contractors, agents and representatives acting within the scope of their service to a Proofpoint Partner or Proofpoint Affiliate) are intended to be third party beneficiaries of this Agreement. For clarity, Proofpoint Partners (including their respective executives, directors, employees, contractors, agents and representatives acting within the scope of their service to a Proofpoint Partner) are third party beneficiaries under this Agreement only with respect to their activities arising out of or relating to the Licensed Products and Combined Licensed Products.

3.5 Reservation of Rights. Any and all rights not expressly granted to Proofpoint, a Proofpoint Affiliate or direct and indirect customers of Proofpoint in this Agreement with respect to Finjan's Patents, including, without limitation, the right to enforce Finjan's Patents against third

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parties and collect royalties and/or damages in connection therewith, are hereby reserved and retained exclusively by Finjan.

3.6 All Patent Rights. Finjan agrees to take all steps that are reasonable and in good faith under the circumstances to ensure that all Patent Rights that would otherwise qualify as "Finjan's Patents" as defined in Section 1.9 directed to inventions that are (i) made by Finjan employees, and/or all Patent Rights directed to inventions that are made by its contractors during performance of work paid for by Finjan, in each case, either alone or in conjunction with the employees and/or contractors of third Persons (to the extent legally possible), or (ii) purchased or otherwise acquired by Finjan, are licensed under this Agreement, under the terms hereof

3.7 Ownership of Patent Rights. Finjan hereby represents and warrants that as of the Effective Date of this Agreement, it owns Finjan's Patents, or otherwise has the right to grant the rights, licenses, covenants and releases with respect to Finjan's Patents of the full scope set forth herein.

3.8 Scope Savings Clause. In the event that Finjan does not have the right to grant a license, covenant or release under any particular Patent Right of the scope of the licenses, covenants, and releases set forth in this Agreement, then the license, covenant, or release granted herein under such Patent Rights shall be of the broadest scope within the scope of the rights set forth herein that Finjan has the right to grant.

4.    COVENANT NOT TO SUE

4.1 Finjan covenants and agrees that it will not assert any Claim against Proofpoint or any Proofpoint Partner for direct, induced, indirect, or contributory infringement of any of Finjan's Patents with respect to the Licensed Products or Combined Licensed Products. For clarity, the covenant not to sue granted in this Section 4.1 shall include and apply to any methods and processes claimed under Finjan's Patents that are performed by Proofpoint or any Proofpoint Partner relating to the Licensed Products or Combined Licensed Products. For clarity, Finjan's defense of the validity and/or enforceability of Finjan's Patents, if Proofpoint is in breach of Section 2.6, does not constitute a breach of this covenant.

4.2 The foregoing covenants are personal to Proofpoint, Proofpoint Affiliates and Proofpoint Partners (including their respective executives, directors, employees, contractors, agents and representatives acting within the scope of their service to Proofpoint, a Proofpoint Affiliate or a Proofpoint Partner) and are not transferable or assignable except as expressly set forth in this Agreement.

5.     RELEASES

5.1     Release by Finjan.

(a) Release of Proofpoint. Finjan does hereby irrevocably and permanently release and forever discharge Proofpoint, its Affiliates, and each of their respective officers, directors, employees, agents, predecessors, successors, assigns and attorneys from any and all actions, claims, demands, losses, liabilities, or causes of action of any nature whatsoever, at law

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or in equity, whether asserted or unasserted, whether known or unknown, on account of any action, inaction, matter, thing, or event, that occurred or failed to occur at any time in the past, from the beginning of time through and including the Effective Date, including relating to alleged infringement of Finjan's Patents.

(b) Release of Proofpoint Partners. Finjan does hereby irrevocably and permanently release and forever discharge Proofpoint Partners and each of their respective officers, directors, employees, agents, predecessors, successors, assigns and attorneys with respect to the Licensed Products and Combined Licensed Products from any and all actions, claims, demands, losses, liabilities, or causes of action of any nature whatsoever, at law or in equity, whether asserted or unasserted, whether known or unknown, on account of any action, inaction, matter, thing or event, that occurred or failed to occur at any time in the past, from the beginning of time through and including the Effective Date, that are based in any way on any acts that would have been licensed under this Agreement had it previously been in effect.

5.2 Release by Proofpoint. Proofpoint does hereby irrevocably and permanently release and forever discharge Finjan and each of its officers, directors, employees, agents, predecessors, successors, assigns and attorneys from any and all actions, claims, demands, losses, liabilities, or causes of action of any nature whatsoever, at law or in equity, whether asserted or unasserted, whether known or unknown, on account of any action, inaction, matter, thing, or event, that occurred or failed to occur at any time in the past, from the beginning of time through and including the Effective Date, arising out of or relating to Finjan's Patents, including any claim or contention that any of Finjan's Patents is invalid, unenforceable, infringed or has been misused.

5.3 Statutory Acknowledgement. Each Party expressly waives the benefits of any statutory provision or common law rule that provides, in sum or substance, that a release does not extend to claims that the party does not know or expect to exist in its favor at the time of executing the release, which if known by it, would have materially affected its settlement with the other party. In particular, but without limitation, each Party expressly waives the provisions of California Civil Code § 1542, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5.4 Attorneys' Fees. Except for the rights and obligations. expressly created or reserved by this Agreement, Finjan and Proofpoint do hereby release, acquit, and forever discharge each other from all Claims for attorneys' fees, contribution, costs, expenses, and/or indemnity based on or arising out of, in whole or in part, the Action.

5.5 Indirect Claims. The Parties expressly understand that both direct and indirect breaches of this Section 5 are proscribed provided that a Party alleging any such breach must notify the other Party in writing of such alleged breach and provide such Party thirty (30) calendar days to cure any such breach so that, for clarity, if any such alleged breach is so cured, it shall be deemed not to have occurred. Finjan and Proofpoint each covenants and agrees that it will not institute or prosecute, against

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the other, any action or other proceeding based in whole or in part upon any Claims released by this Agreement. Further, Finjan and Proofpoint each agrees that it will not authorize or solicit the commencement or prosecution against the other or any other Person released hereunder of any action or other proceeding based in whole or in part upon any Claims released by this Agreement.

5.6 WARRANTY DISCLAIMERS AND LIMITATIONS OF LIABILITY. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO EXPRESS REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE.

5.7 Any warranty made by Proofpoint to its customers, users of its products or any third parties are made by Proofpoint alone and shall not bind Finjan or be deemed or treated as having been made by Finjan, and service of any such warranty shall be the sole responsibility of Proofpoint.

5.8 FINJAN SHALL NOT BE LIABLE TO PROOFPOINT, THEIR SUPPLIERS, DISTRIBUTORS, CUSTOMERS, THE USERS OF ANY PROOFPOINT PRODUCT, OR ANY OTHER THIRD PARTIES, FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, ANY DAMAGE OR INJURY TO BUSINESS EARNINGS, PROFITS OR GOODWILL SUFFERED BY ANY PERSON OR ENTITY ARISING FROM ANY USE OF FINJAN'S PATENTS, EVEN IF FINJAN IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6. ASSIGNMENT AND TRANSFERS

6.1 Transfers by Both Parties. Neither Party shall have the right to assign or transfer this Agreement or the rights, entitlements or protections granted to it hereunder, including by operation of law, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed, except that no such consent shall be required in connection with a merger or acquisition of a Party, or the assignment and delegation of all the rights and duties under this Agreement to a Successor that acquires substantially all the assets and business of a Party and expressly agrees in writing to assume and perform all of the Party's obligations under this Agreement. The terms of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Notwithstanding the foregoing, a Party shall provide written notification to the other Party of such assignment or transfer as promptly as possible based upon any governing legal or securities based regulatory body's regulations or requirements.

6.2 Transfers by Proofpoint. If Proofpoint or its Affiliates transfers a line of its business, including by an asset transaction, to a third person, or by spin-off of an Affiliate, or by formation of a joint venture (each, a "Transferred Business"), the licenses granted in Section 3 for Licensed Products or Combined Licensed Products and covenants set forth in Section 4 shall survive as to such Transferred Business, as a sub-licensee, only with respect to such Transferred Business's product lines as of the date of the transfer, spin-off or formation (including any changes or improvements thereto, and any new product lines arising out of the Transferred Business's product lines existing as of the date of the transfer, spin-off or formation), but in the case of transfer to an Excluded Entity shall not extend to the products, methods, processes, software, systems, and/or services or methods of the Excluded

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Entity that would infringe Finjan's Patents without the combination, inclusion or use of one or more Licensed Products.

6.3 Successor and Assigns. Finjan's Patents shall be burdened by the licenses, releases and covenants contained in this Agreement and such licenses, releases and covenants shall apply to any successor of Finjan, and any assignee or transferee of such Patent Rights in Finjan's Patents. Finjan shall not assign, transfer or grant any right under any of its Patent Rights that would conflict with the license rights and covenants granted hereunder, unless the applicable assignee, transferee or grantee agrees in writing, on or prior to the date of such assignment, transfer or grant, to be bound by the terms and conditions of this Agreement. Any assignee, transferee or grantee of such Patent Rights shall agree in writing to be bound by the terms and conditions of this Agreement, and include as Finjan's Patents any patents, patent applications, continuations, continuations-in-part, divisionals and reissues for which it applies and/or is granted Patent Rights therein that are related to, based on, or enhancements of Finjan's Patents.

7. CONFIDENTIALITY

7.1 The Parties hereto may disclose the fact that they have settled the Action, which will be a matter of public record, that payment liabilities have been made or accrued for under the Agreement, and may issue the mutually agreed-upon language of the press release attached hereto as Exhibit D. However, neither Finjan nor Proofpoint shall issue any other press release or provide any public comment concerning the terms of this Agreement or the Parties' negotiation thereof. The Parties shall keep the terms of this Agreement confidential and shall not now or hereafter divulge these terms to any third party except:

(i)     with the prior written consent of the other Party;

(ii) as otherwise may be required by applicable law, regulation or order of a governmental authority of competent jurisdiction or to legal counsel, insurers, accountants, banks, and financial sources and advisors as is reasonably required in connection with compliance with such law, regulation or order; provided it is disclosed subject to an ethical obligation of confidentiality or pursuant to a confidentiality agreement;

(iii) without limiting Section 7.1(vi) and Section 9.1, as may be required in litigation so long as the disclosure is subject to a court-entered protective order limiting disclosure to outside counsel only for use in the subject litigation and such disclosing Party provides the other Party written notice of at least ten (10) business days prior to such disclosure or other such time as necessary to allow the other Party to seek a protective order as necessary;

(iv) to counterparties, legal counsel, insurers, accountants, banks, and financing sources and their advisors, if reasonably required in connection with undertaking corporate or financial transactions, provided it is disclosed subject to an ethical obligation of confidentiality or pursuant to a confidentiality agreement;

(v) the Parties may disclose the nature and scope of this Agreement to any actual or potential, direct or indirect customer or distributor, purchaser, user, reseller, system integrator,

Confidential Treatment has been requested for portions of this document marked as “[***]”. A complete version of this document has been filed separately with the Securities and Exchange Commission. 11 licensee, third party manufacturer or supplier of product for the Parties, provided that, as to the disclosure of confidential portions of this Agreement that have not already been publicly disclosed, the Party seeking to make the disclosure advises such Person in advance to maintain the information in confidence and also secures such recipient's written agreement not to disclose to others without prior approval from the Parties to this Agreement; or

(vi)     as required to enforce the terms of this Agreement in a legal proceeding.

7.2 Notwithstanding the confidentiality obligations in this Agreement, each Party acknowledges and agrees that the other Party may comply with its securities disclosure obligations under applicable laws and regulations including referencing or disclosing this Agreement and any of its statements as required (each such disclosure as to this Agreement or any of its Exhibits, a "Securities Disclosure") subject to the provisions of this Section 7.2. In making a Securities Disclosure, each Party agrees to act in good faith to maintain the confidentiality of this Agreement, each provision hereof, and each Exhibit hereto, to the extent reasonably possible, consistent with all legal and regulatory obligations. In all instances, the Party making a Securities Disclosure shall consult with the other Party to the extent practicable at least five (5) business days prior to releasing or filing the Securities Disclosure and respond to any related request for confidential treatment ("CTR"). Following its response, the disclosing Party shall provide reasonable opportunity for discussion at the request of the other Party regarding the CTR and the scope of the Securities Disclosure. Any disclosing Party agrees to work in good faith with the other Party regarding any Securities Disclosure and any CTR to implement the foregoing, with the understanding that the disclosing Party maintains full authority to determine in good faith, consistent with the foregoing obligations, the extent of disclosure that is required to be made to comply with all applicable laws and regulations and whether it is appropriate to file a CTR. For clarity, the Parties agree that if a Party's Securities Disclosure contains materially similar information to previously-filed Securities Disclosures or other publicly filed disclosure, then the Party will not have to consult with the other Party in advance of filing. Further, the Parties agree that a Party will not be required to seek a CTR with respect to information which has previously been publicly disclosed.

8.	REPRESENTATIONS TRANSACTIONS AND WARRANTIES; COVENANTS; SHAM TRANSACTIONS

8.1 Representations and Warranties. Each Party represents, warrants and covenants that it is duly existing; that it has the full power and authority to enter into this Agreement and bind its Affiliates hereto; that there are no other persons or entities whose consent to this Agreement or whose joinder herein is necessary to make fully effective the provisions of this Agreement; that this Agreement does not and will not interfere with any other agreement to which it is a party; and that it will not enter into any agreement the execution or performance of which would violate or interfere with this Agreement. Each natural person executing this Agreement represents, warrants, and acknowledges that he or she is authorized and legally empowered to execute this Agreement on behalf of every Person for whom he or she purports to act.

8.2 Representation and Warranty Related to Releases. Finjan represents and warrants that it has not sold, assigned, transferred, hypothecated, pledged, or encumbered, or otherwise

Confidential Treatment has been requested for portions of this document marked as “[***]”. A complete version of this document has been filed separately with the Securities and Exchange Commission. 12 disposed of, in whole or in part, voluntarily or involuntarily, any Claims purported to be released by this Agreement.

8.3 Representations, Warranties and Covenants by Finjan. Finjan represents, warrants and covenants that: (a) Finjan, Inc. is the sole and exclusive owner of all rights, title, and interest in Finjan's Patents, including all rights to recover for alleged infringement of the same; (b) it has the full right and authority to enter into this Agreement and make representations on behalf of itself and its Affiliates and shall comply with and grant, and cause its Affiliates to comply with and grant, all necessary rights, licenses, and releases to effect this Agreement, and all other terms and conditions of this Agreement, and shall be directly liable to Proofpoint for any breach of this Agreement; (c) no other Person has a community property or any other right, title, or interest in or to any of Finjan's Patents; and (d) Finjan has not entered into and shall not enter into any agreement that would interfere with, prevent, or otherwise impair the full exercise of all rights granted in this Agreement.

8.4 Limitations. Nothing in this Agreement is or shall be construed as: (a) a warranty or representation by Finjan as to the validity, scope or enforceability of Finjan's Patents; (b) any warranty or representation by Finjan that anything made, used, sold, licensed, offered for sale, offered for license or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties; (c) an obligation on the part of Finjan to bring or prosecute actions or suits against third parties for infringement; (d) an obligation to proceed with the prosecution of any pending patent application or maintenance of any patent; or (e) granting by implication, estoppel or otherwise any licenses under patents owned by Finjan except as specifically defined in Section 3.1 and Section 4 of this Agreement.

8.5 No Rescission if Any of Finjan's Patents Determined Invalid or Unenforceable. In the event that any or all claims of Finjan's Patents are materially limited or declared invalid, Proofpoint shall not be entitled to any return of any payment made or due under this Agreement.

8.6    No Sham Transactions.

(a) Finjan represents and warrants to Proofpoint that Finjan has not, in anticipation of this Agreement or one of a similar nature, participated in, or agreed or planned to participate in, any transaction or series of transactions where a substantial purpose or result of such transaction(s) is (or was) to avoid, with respect to one or more of Finjan's Patents, extending to Proofpoint the licenses and other benefits of this Agreement that Proofpoint otherwise would have enjoyed with respect to such Finjan Patents. Furthermore, Finjan shall not participate in, or agree or plan to participate in, any such transaction following the Effective Date.

(b) Proofpoint represents and warrants to Finjan that Proofpoint, in anticipation of this Agreement or one of a similar nature has not participated in, or agreed or planned to participate in, any transaction or series of transactions where a substantial purpose and result of such transaction(s) is (or was) to avoid extending to Finjan the benefits of this Agreement that Finjan otherwise would have enjoyed. Furthermore, Proofpoint shall not participate in, or agree or plan to participate in, any such transaction following the Effective Date.

Confidential Treatment has been requested for portions of this document marked as “[***]”. A complete version of this document has been filed separately with the Securities and Exchange Commission. 13

9. ENFORCEMENT OF AGREEMENT

9.1 Pleading Agreement; Recovery of Attorneys' Fees. This Agreement may be offered in evidence and pleaded as a full and complete defense to any Claims that may be instituted, prosecuted, or attempted in breach of this Agreement. In any such action for breach of any obligations, licenses or covenants granted hereunder and to enforce this Agreement, the prevailing Party shall recover its reasonable attorneys' fees and costs.

9.2 Injunctive Relief. The Parties acknowledge and agree that: (a) any breach of this Agreement may result in immediate and irreparable injury for which there is no adequate remedy available at law; and (b) in addition to any other remedies available, specific performance and injunctive relief are appropriate remedies to compel performance of this Agreement, without the necessity of posting a bond or making a showing of irreparable harm.

9.3 Dispute Resolution. Any dispute arising out of or related to this Agreement, including any dispute relating to the assertion of Finjan's Patents against Proofpoint, Proofpoint's Partners, or any other Person concerning Licensed Products or Combined Licensed Products, but excluding the failure to make payment under Section 2.1, shall be resolved as follows: Senior executives of all Parties shall meet within thirty (30) calendar days of any Party providing written notice in accordance with Section 10 to the other Party of a dispute to attempt to resolve such dispute. If the senior executives cannot resolve the dispute, any Party may make a written demand for formal dispute resolution by tendering to the other Party notice of the dispute and its intent to invoke the terms of this Section 9.3. The Parties agree to meet within ninety (90) calendar days of such a demand with an impartial mediator selected by mutual agreement for a one-day non-binding mediation of the dispute. In the event the Parties cannot agree on a mediator, they shall each select one independent nominator, who shall not at any time have been employed or engaged by any Party, and the two nominators shall agree on and appoint the mediator. If the Parties have not agreed on resolution of the dispute within thirty (30) calendar days after the one-day mediation, or if the independent nominators have not been appointed or failed to appoint a mediator within one-hundred twenty (120) calendar days of the original demand, any Party may begin litigation proceedings.

10. NOTICES

Notices under this Agreement shall be sent by overnight mail, return receipt or other proof of delivery requested, overnight courier, fax or E-mail to the following:

If to Proofpoint:

Attention: General Counsel
Proofpoint, Inc.
892 Ross Drive
Sunnyvale, CA 94089

With copies to:

[***]

Confidential Treatment has been requested for portions of this document marked as “[***]”. A complete version of this document has been filed separately with the Securities and Exchange Commission. 14

If to Finjan, Inc.: Finjan, Inc.
Phil Hartstein
President, Finjan, Inc.
2000 University Avenue, Suite 600
East Palo Alto, CA 94303
Email:

With copies to:

[***]

Confidential Treatment has been requested for portions of this document marked as “[***]”. A complete version of this document has been filed separately with the Securities and Exchange Commission. 15

11.     GENERAL PROVISIONS

11.1 Independent Counsel. Each Party warrants to the other Parties that it has carefully read this Agreement, knows its contents, and has freely executed it. Each Party, by execution of this Agreement, represents that such Party has reviewed each term of this Agreement with that Party's legal counsel and that such Party will not deny the validity of any term of this Agreement on lack of advice of counsel. Each Party acknowledges that such Party has been represented by independent counsel of that Party's choice throughout all negotiations preceding the execution of this Agreement, and that such Party has executed this Agreement with the consent, and upon the advice, of such independent counsel.

11.2 Entire Agreement. Each Party warrants that no promise, inducement, or agreement not expressed herein has been made in connection with this Agreement. This Agreement is an integrated document representing the entire understanding between the Parties with respect to the subject matter of this Agreement. The Parties agree that this Agreement supersedes and supplants all prior or contemporaneous agreements, proposals, or understandings, whether written or oral, between them with respect to the same subject matter.

11.3 Amendments. This Agreement may not be modified, amended, supplemented, or repealed except by written agreement executed by duly authorized representatives of the Parties, expressly stating that it is the intention of the Parties to modify this Agreement.

11.4 Governing Law. This Agreement shall be interpreted in accordance with and governed by federal law or, where applicable, the laws of the State of California, without giving effect to the choice-of-law rules of California. All disputes and litigation regarding this Agreement and matters connected with its performance shall be subject to the exclusive jurisdiction of the United States District Court for the Northern District of California.

11.5 Construction. This Agreement shall be construed in all respects as jointly drafted and shall not be construed, in any way, against any Party on the ground that the Party or its counsel drafted this Agreement. As used in this Agreement, the term "including" and terms of like import shall be interpreted as terms of explication as if followed by the words "without limitation". The term "such as" means "such as without limiting the generality of the foregoing." The division of this Agreement into Articles and Sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement, and in no way limit, alter, or affect the meaning of this Agreement. The terms "hereof, "hereunder", "herein", and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of, and Schedules to, this Agreement.

11.6 No Waiver. No waiver of, failure of a Party to object to, or failure of a Party to take affirmative action with respect to any default, term, or condition of this Agreement, or any breach thereof, shall be deemed to imply or constitute a waiver of any other like default, term, or condition of this Agreement or subsequent breach thereof.

Confidential Treatment has been requested for portions of this document marked as “[***]”. A complete version of this document has been filed separately with the Securities and Exchange Commission. 16

11.7 Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If the signature of any person is provided by facsimile, the facsimile signature shall be deemed effective as and when provided, but the original of that signature shall be provided as soon as practical thereafter, to be included with the original instrument.

11.8 United States Bankruptcy Code Section 365(n). All rights and licenses granted under or pursuant to this Agreement by Finjan are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to "intellectual property'' as defined under Section 101 of the United States Bankruptcy Code or any applicable foreign equivalent. Finjan agrees that Proofpoint, as a licensee of rights under this Agreement, will retain and fully exercise all of its respective rights and elections under the United States Bankruptcy Code or the applicable foreign equivalent.

11.9 Patent Inquiries. Finjan shall, upon a written request from Proofpoint sufficiently identifying any patent or patent application, inform Proofpoint as to the extent to which said patent or patent application is subject to the licenses and other rights granted under this Agreement.

11.10 Remedies for Breach. Subject to the provisions set forth in Section 9.3 first being satisfied, in the event of a breach or material breach by a Party to this Agreement, any other Party that suffers an injury by said breach may bring an action in contract for any and all remedies available to it, including fair and reasonable compensation for any and all losses and damages sustained as a result of the breach. For clarity, this provision includes but is not limited to any breach of Proofpoint's obligations under Section 2.6, Finjan's obligations under Section
4.1, and the Parties' mutual obligations under Section 2.4.

11.11 Severability. If any provision or portion of a provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid under any applicable statute or rule of law, such court is authorized to modify such provision to the minimum extent necessary to make it enforceable and valid, and the remaining provisions or portions of provisions of this Agreement shall in no way be affected or impaired thereby.

[Signature Page Follows]

Confidential Treatment has been requested for portions of this document marked as “[***]”. A complete version of this document has been filed separately with the Securities and Exchange Commission. 17

IN WITNESS WHEREOF, Finjan, Inc., and Proofpoint Inc. have executed this Agreement effective as of the Effective Date.

FINJAN, INC.

By:		Date:
Name:
Title:

PROOFPOINT, INC.

By:		Date:
Name:
Title:

Confidential Treatment has been requested for portions of this document marked as “[***]”. A complete version of this document has been filed separately with the Securities and Exchange Commission. 18

Exhibit A

Finjan'sPatents

United States Patents

U.S. Patent No.	Title
6,092,194	System And Method For Protecting A Computer And A Network From Hostile Downloadables
6,154,844	System And Method For Attaching A Downloadable Security Profile To A Downloadable
6,480,962	System And Method For Protecting A Client During Runtime From Hostile Downloadables
6,804,780	System And Method For Protecting A Computer And A Network From Hostile Downloadables
6,965,968	Policy-Based Caching
7,058,822	Malicious Mobile Code Runtime Monitoring System And Methods
7,418,731	Method And System For Caching At Secure Gateways
7,613,918	System And Method For Enforcing A Security Context On A Downloadable
7,613,926	Method And System For Protecting A Computer And A Network From Hostile Downloadables
7,647,633	Malicious Mobile Code Runtime Monitoring System And Methods
7,756,996	Embedding Management Data Within Http Messages
7,757,289	System And Method For Inspecting Dynamically Generated Executable Code
7,769,991	Automatically Executing An Anti-Virus Application On A Mobile Communication Device
7,930,299	System And Method For Appending Security Information To Search Engine Results
7,975,305	Method And System For Adaptive Rule-Based Content Scanners For Desktop Computers
8,015,182	System And Method For Appending Security Information To Search Engine Results
8,079,086	Malicious Mobile Code Runtime Monitoring System And Methods
8,087,079	Byte-Distribution Analysis Of File Security
8,141,154	System And Method For Inspecting Dynamically Generated

Confidential Treatment has been requested for portions of this document marked as “[***]”. A complete version of this document has been filed separately with the Securities and Exchange Commission. 19

U.S. Patent No.	Title
Executable Code
8,225,408	Method And System For Adaptive Rule-Based Content Scanners
8,474,048	Website Content Regulation
8,566,580	Splitting An SSL Connection Between Gateways
8,677,494	Malicious Mobile Code Runtime Monitoring System And Methods
9,141,786	Malicious Mobile Code Runtime Monitoring System and Methods
9,189,621	Malicious Mobile Code Runtime Monitoring System and Methods
9,219,755	Malicious Mobile Code Runtime Monitoring System and Methods
9,294,493	Malicious Mobile Code Runtime Monitoring System and Methods

Pending United States Applications

Application No.	Title
14/044,543	Splitting an SSL Connection Between Gateways
14/155,835	Malicious Mobile Code Runtime Monitoring System and Methods
14,941,911	Malicious Mobile Code Runtime Monitoring System and Methods

Confidential Treatment has been requested for portions of this document marked as “[***]”. A complete version of this document has been filed separately with the Securities and Exchange Commission. 20

International Patents

Patent Number	Title
CA 2275771	System And Method For Protecting A Computer And A Network From Hostile Downloadables
DE 602006044746.9	System and Method for Appending Security Infonnation to Search Engine Results
DE 602006045671.9	System and Method for Appending Security lnfonnation to Search Engine Results
EP 0965094	System And Method For Protecting A Computer And A Network From Hostile Downloadables
EP 1958119	System and Method for Appending Security Infonnation to Search Engine Results
EP 2634709	System and Method for Appending Security Infonnation to Search Engine Results
IL 129729	System And Method For Protecting A Computer And A Network From Hostile Downloadables
IL 147712	Malicious Mobile Code Runtime Monitoring System And Methods
IL I 81611	Method And System For Adaptive Rule-Based Content Scanners
IL 190518	Malicious Mobile Code Runtime Monitoring System And Methods
JP 3952315	System And Method For Protecting A Computer And A Network From Hostile Downloadables

Pending International Patents

Application No.	Title
CA2578792	Method And System For Adaptive Rule-Based Content Scanners
CA2842218	Method and System for Adaptive Rule-Based Content Scanners
EP 1810152	Method And System For Adaptive Rule-Based Content Scanners

Confidential Treatment has been requested for portions of this document marked as “[***]”. A complete version of this document has been filed separately with the Securities and Exchange Commission. 21

Exhibit B
Excluded Entities

The following Persons shall be deemed as ''Excluded Entities" The following Excluded Entities (as defined in Section 1.8):

[***]

Confidential Treatment has been requested for portions of this document marked as “[***]”. A complete version of this document has been filed separately with the Securities and Exchange Commission. 22

Exhibit C

IT IS HEREBY STIPULATED AND AGREED, by and between Plaintiff Finjan, Inc., and Defendants Proofpoint, Inc. and Armorize Technologies, Inc., by and through their respective undersigned counsel, that pursuant to a confidential settlement agreement, all claims in the above-captioned action may be dismissed with prejudice according to Federal Rule of Civil Procedure 4I(a)(I)(A)(ii), with each party to bear its own costs, expenses and attorneys' fees.

Confidential Treatment has been requested for portions of this document marked as “[***]”. A complete version of this document has been filed separately with the Securities and Exchange Commission. 23

Exhibit D

Finjan, Inc. and Proofpoint, Inc. today announced that the companies have reached a mutually agreed patent license, settlement and release agreement. The settlement will result in Finjan dismissing with prejudice the litigation entitled Finjan, Inc. v. Proofpoint, Inc. and Arrnorize Technologies, Inc., Case No. 3:15-cv-5808-HSG, pending in the Northern District of California, and will provide Proofpoint a worldwide, fully paid up license to the Finjan patent portfolio. As part of the settlement, Proofpoint will pay an aggregate of $10.9 million in cash as follows: (A)
$4.3 million within three (3) business days of execution of the definitive agreement, (B) $3.3 million on or before January 4, 2017, and (C) $3.3 million on or before January 3, 2018. The terms of the agreement are confidential.

ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan's expectations and beliefs regarding Finjan's licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (/PRJ of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patenls, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter IFinjan Holdings, Inc.
Alan Sheinwald or Vatter Pinto ICapital Markets Group LLC
(650) 282-3245 investors@finjan.com
Confidential Treatment has been requested for portions of this document marked as “[***]”. A complete version of this document has been filed separately with the Securities and Exchange Commission. 24